Exhibit 99.1

FOR IMMEDIATE RELEASE

Così, Inc. Receives Nasdaq Notice of Minimum Bid Price Deficiency

BOSTON, MA, November 24, 2015 -- Così, Inc. (NASDAQ: COSI), the fast-casual restaurant company, today announced that the Company received notice on November 18, 2015, from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, for the last 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter states that the Company will be afforded 180 calendar days, or until May 16, 2016, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of the Company’s common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days. The notification letter has no effect at this time on the listing of the Company’s common stock on The Nasdaq Capital Market. The Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “COSI”.

If the Company does not regain compliance by May 16, 2016, Nasdaq will provide written notification to the Company that the Company’s common stock will be delisted. At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, the Company may be eligible for an additional grace period if it satisfies the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market set forth in Nasdaq Listing Rule 5505, with the exception of the bid price requirement.

The Company intends to actively monitor the bid price for its common stock between now and May 16, 2016, and will consider all available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

About Così, Inc.
Così (http://www.getcosi.com) is an upscale national fast casual restaurant company.  At the heart of every restaurant is a hearth where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good for you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 79 Company-owned and 30 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

“COSÌ,” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on the Cosi, Inc. website at
www.getcosi.com in the investor relations section.

CONTACT:
Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020
InvestorRelations@getcosi.com